                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the registrant / /
     Filed by a party other than the registrant /X/
     Check the appropriate box:
     /X/ Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     / / Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                   FINA, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                   FINA, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     (5) Total fee paid:

- --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- --------------------------------------------------------------------------------
     (3) Filing Party:

- --------------------------------------------------------------------------------
     (4) Date Filed:

- --------------------------------------------------------------------------------

                                   FINA, INC.
                                   FINA PLAZA
                              DALLAS, TEXAS 75206

                  NOTICE OF ANNUAL MEETING OF SECURITY HOLDERS

                           TO BE HELD APRIL 12, 1995

To the Security Holders of
FINA, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Security Holders of FINA, Inc. will be held at the DoubleTree Inn, 8250 North Central Expressway, Dallas, Texas 75206; on the 12th day of April, 1995 at 10 o'clock in the forenoon to consider and act upon the following matters:

          1. To elect eight directors for the ensuing year to serve until their respective terms expire and until their respective successors have been duly elected and qualified; and

          2. To approve the amendment of the Certificate of Incorporation to increase the amount of authorized Class A Common Stock by 19 million shares and the authorized Class B Common Stock by 1 million shares and to decrease the par value to fifty cents effecting a stock split; and

          3. To transact such other business as may properly come before the meeting.

     The Board of Directors fixed the close of business on March 6, 1995, as the record date for the determination of security holders entitled to notice of and to vote at the meeting and a list of security holders entitled to notice and to vote will be available for inspection at the principal office of the Company prior to the meeting and will be available at the meeting.

     IF YOU CANNOT BE PRESENT AT THE MEETING, YOU ARE EARNESTLY REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                            By Order of the Board of Directors

                                               CULLEN M. GODFREY
                                                   Secretary

Dallas, Texas
March 7, 1995

                                   FINA, INC.
                                   FINA PLAZA
                              DALLAS, TEXAS 75206

                                PROXY STATEMENT

                                      FOR

                       ANNUAL MEETING OF SECURITY HOLDERS

                           TO BE HELD APRIL 12, 1995

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of FINA, Inc., formerly named American Petrofina, Incorporated, for use at the Annual Meeting of Security Holders of the Company to be held on April 12, 1995. Discretionary authority to vote unmarked proxies is being solicited and unmarked proxies will be voted FOR proposals in the discretion of the Proxy Committee. Any proxy given by a security holder may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary. Copies of this statement and form of proxy are expected to be first provided to security holders on or about March 10, 1995.

     At the close of business on March 6, 1995, the record date for the meeting, the Company had outstanding and entitled to vote 14,594,902 shares of Class A Common Stock and 1,000,000 shares of Class B Common Stock. Except as otherwise provided in Article FOURTH of the Certificate of Incorporation of the Company, each share of Class A and Class B Common Stock is entitled to one vote. Class B Common Stock is not publicly traded. Only security holders of record at the close of business on March 6, 1995, are entitled to vote at the April 12, 1995 meeting.

     Article FOURTH of the Certificate of Incorporation provides that on any vote for the election of directors the holders of record of the Class B Common Stock shall be entitled, voting separately as a class, to elect the smallest number comprising more than half of the directors to be elected, and the remaining directors shall be elected by the holders of record of the Class A Common Stock, voting separately as a class. In accordance with that provision of Article FOURTH, at the Annual Meeting the holders of record of the Class B Common Stock will be entitled to elect five directors and the holders of record of the Class A Common Stock will be entitled to elect three directors.

     Affiliates of the Company control more than three-quarters of the Class A and Class B Common Stock, and thereby are entitled to the deciding voting rights. Therefore, all proposals and elections offered to security holders will be approved regardless of whether or how unaffiliated security holders may or may not vote.

     Included in the table below is information relating to the sole beneficial owner of more than 5% of the outstanding Class A and Class B Common Stock of the Company as of March 6, 1995.

                                                                           AMOUNT AND
                                                                           NATURE OF
                                            NAME AND ADDRESS               BENEFICIAL       PERCENT OF
          TITLE OF CLASS                   OF BENEFICIAL OWNER             OWNERSHIP          CLASS
          --------------                   -------------------             ----------       ----------
Class A Common Stock..............  Petrofina Delaware, Incorporated       12,398,056         84.90%
                                    Fina Plaza
                                    Dallas, TX 75206
Class B Common Stock..............  Petrofina Delaware, Incorporated        1,000,000           100%
                                    Fina Plaza
                                    Dallas, TX 75206

     Petrofina S.A., a publicly held corporation organized under the laws of the Kingdom of Belgium, owns 100% of American Petrofina Holding Company, 1209 Orange Street, Wilmington, Delaware, which owns 75% of Petrofina Delaware, Incorporated. The remaining 25% of Petrofina Delaware, Incorporated's stock is owned by Petrofina S.A. In each such case, beneficial ownership includes both sole voting and investment powers. All of the directors of Petrofina Delaware, Incorporated and American Petrofina Holding Company are officers or employees of the Company or of Petrofina S.A. More than 5% of the common stock of Petrofina S.A. is controlled by Groupe Bruxelles Lambert S.A. (and related companies) and Societe Generale de Belgique S.A. (and related companies), both acting in concert.

     At the close of business on March 6, 1995, there were registered in the name of "Petrofina B.D.R. Account" 582,837 shares of Class A Common Stock (representing less than 5% of this Class) against which there are outstanding bearer deposit receipts which are publicly held. Such shares are voted according to the instructions of various beneficial owners. If such instructions are not given, Petrofina S.A. will vote the shares at its discretion.

     Included in the table below is information relating to ownership of Class A Common Stock of directors and officers:

                                                      AMOUNT AND
                                                       NATURE OF
                                                      BENEFICIAL           PERCENT OF
   TITLE OF CLASS        NAME OF BENEFICIAL OWNER      OWNERSHIP              CLASS
   --------------        ------------------------    -------------         ----------
Class A Common Stock     Francois Cornelis              200 shares         less than 1%
Class A Common Stock     Ron W. Haddock               8,696 shares(1)(2)   less than 1%
Class A Common Stock     Paul D. Meek                   205 shares         less than 1%
Class A Common Stock     Robert L. Mitchell             200 shares         less than 1%
Class A Common Stock     David C. Treen                 100 shares         less than 1%
Class A Common Stock     Neil A. Smoak                1,424 shares(1)(2)   less than 1%
Class A Common Stock     Michael J. Couch             2,365 shares(1)(2)   less than 1%
Class A Common Stock     H. Patrick Jack                600 shares(1)      less than 1%
Class A Common Stock     All Directors and
                         Officers as a group         19,086 shares(3)(2)   less than 1%

- ---------------

(1) Included in this amount are the following shares relating to exercisable stock options: 2,000 as to Mr. Haddock, 1,000 as to Mr. Smoak, 800 as to Mr. Couch and 600 as to Mr. Jack.

(2) Included in this amount are the following shares held on September 30, 1994, by the Trustee of the FINA Capital Accumulation Plan, a 401(k) plan: 1,696 as to Mr. Haddock, 25 as to Mr. Smoak, 1,133 as to Mr. Couch, none as to Mr. Jack and 5,094 as to all officers as a group. Directors who are not employees do not participate in the 401(k) plan.

(3) Included in this amount are 6,000 shares under currently vested exercisable stock options.

     Mr. Yves Bercy, a named executive in the Summary Compensation Table on page 8 hereof, owns no shares of FINA's common stock.

     On March 6, 1995, Boston Safe Deposit and Trust Company, as Trustee for the FINA Capital Accumulation Plan ("FINA Plan") and as Trustee for the Amdel Inc. Employee Investment Plan ("Amdel Plan") owned for the accounts of participants in the FINA Plan and participants in the Amdel Plan an aggregate of 688,053 shares of Class A Common Stock (representing less than 5% of this Class), and, as Trustee, has the right to vote these shares.

     Included in the table below is information relating to ownership of Petrofina S.A. Common Stock as of September 30, 1994 except as otherwise noted:

                                                              AMOUNT AND
                                                               NATURE OF
                                                              BENEFICIAL        PERCENT OF
       TITLE OF CLASS           NAME OF BENEFICIAL OWNER       OWNERSHIP           CLASS
       --------------           ------------------------     ------------       ----------
Petrofina S.A. Common Stock     Francois Cornelis             1,401 shares      less than 1%
Petrofina S.A. Common Stock     Axel de Broqueville           1,292 shares      less than 1%
Petrofina S.A. Common Stock     Ron W. Haddock                2,265 shares(1)   less than 1%
Petrofina S.A. Common Stock     Pierre Jungels                1,209 shares      less than 1%
Petrofina S.A. Common Stock     Henrique Bandeira Vieira      2,650 shares      less than 1%
Petrofina S.A. Common Stock     Neil A. Smoak                   456 shares(2)   less than 1%
Petrofina S.A. Common Stock     Michael J. Couch                287 shares(2)   less than 1%
Petrofina S.A. Common Stock     H. Patrick Jack                 348 shares(2)   less than 1%
Petrofina S.A. Common Stock     All Directors and
                                Officers as a group          10,524 shares      less than 1%

- ---------------

(1) The Trustee of the FINA Capital Accumulation Plan held 386 shares of this amount on Mr. Haddock's behalf as of September 30, 1994.

(2) Petrofina S.A. shares in these amounts are held by the Trustee of the FINA Capital Accumulation Plan as of September 30, 1994.

     Mr. Yves Bercy, a named executive in the Summary Compensation Table on page 8 hereof, owns no shares of Petrofina S.A.'s common stock.

     In March, 1991, Petrofina S.A. issued warrants allowing holders to purchase two shares of its common stock at 10,254 BF each (app. $325.63 each). On January 27, 1995 the value of Petrofina S.A. common stock was 9,400 BF each (app. $298.51 each). The warrants are exercisable through 1996. The Company is informed that on January 31, 1995 Mr. Cornelis was holder of 1,150 warrants, Mr. de Broqueville of 1,078 warrants, Mr. Jungels of 954 warrants, Mr. Vieira of 2,130 warrants, Mr. Yves Bercy of 540 warrants and Mr. Haddock of 500 warrants.

                               VOTING PROCEDURES

     Votes will be counted by Corporation Trust Company of Delaware as Forms of Proxies are received from shareholders. Voting is not cumulative. Each common share is entitled to one vote. Abstentions are treated as withheld or abstained votes and are counted only for purposes of obtaining a quorum. Broker non-votes are also counted only for purposes of obtaining a quorum. All matters discussed herein are expected to be approved as the majority security holder has indicated it will vote in favor of each proposal.

                             ELECTION OF DIRECTORS

     Proxies received from Class A holders of record will be voted at the meeting by Ron W. Haddock or Cullen M. Godfrey, and each or either of them, who constitute the Class A Proxy Committee, in favor of the election as directors of the Company of Ron W. Haddock, Robert L. Mitchell and David C. Treen unless security holders withhold authority to vote or specify in their proxies a contrary choice. Proxies received from the Class B holder of record by the Class B Proxy Committee for the Board of Directors, consisting of Ron W. Haddock or Cullen M. Godfrey, and each or either of them, will be voted at the meeting in favor of the election as directors of the Company of Francois Cornelis, Axel de Broqueville, Pierre Jungels, Paul D. Meek, and Henrique Bandeira Vieira. Petrofina Delaware, Incorporated has indicated that it will vote in favor of the election of each of these nominees. All directors are elected to serve until the next Annual Meeting of Security Holders and until their respective successors are elected and qualify. In the event that any of the nominees shall be unavailable, the applicable Proxy Committee is authorized to substitute one or more nominees, although management has no reason to anticipate that this will occur.

INFORMATION CONCERNING NOMINEES FOR DIRECTORS

     Certain information is given below with respect to each nominee for election as director. All of these nominees are members of the present Board of Directors, having been elected at the last meeting of security holders. The statement as to Class A Common Stock of the Company beneficially owned is based upon information furnished by each nominee. Each nominee beneficially owns less than 1% of the outstanding shares of Class A Common Stock.

                                                                                SERVED AS
                                                                                 DIRECTOR
                                           PRINCIPAL OCCUPATION DURING          SINCE DATE
     NOMINEE FOR DIRECTOR        AGE                  1994                     LISTED BELOW
     --------------------        ---       ---------------------------         ------------
Francois Cornelis..............   45     Chief Executive Officer and          April 17, 1985
                                         Vice Chairman of Petrofina S.A.
Axel de Broqueville............   51     Executive Director of Petrofina      April 11, 1990
                                           S.A.
Ron W. Haddock.................   54     President and Chief Executive      December 17, 1987
                                           Officer of the Company
Pierre Jungels.................   51     Executive Director of Petrofina      April 11, 1990
                                           S.A.
Paul D. Meek...................   64     Chairman of the Board of the         July 10, 1968
                                           Company
Robert L. Mitchell.............   71     Retired Vice-Chairman of             April 25, 1985
                                         Celanese Corporation
David C. Treen.................   66     Of Counsel to the law firm of        June 21, 1984
                                           Deutsch, Kerrigan & Stiles
Henrique Bandeira Vieira.......   56     Chief Executive Officer of Fina     December 1, 1990
                                           PLC

     Mr. Cornelis was elected Chief Executive Officer of Petrofina, S.A. on May 11, 1990 and Vice Chairman of Petrofina S.A. on May 13, 1991, having served as Executive Director and General Manager from May 1986 and May 1984, respectively. In May 1991 he was elected Vice-Chairman of the Board of Directors of Petrofina S.A. From October 1983 until May 1984 he served as Vice President of the Company. Prior to that time he served as Assistant to the President of the Company since January 1983. Prior to that time, he served as Assistant Manager in the exploration and production department and as European refining and supply operation coordinator with Petrofina S.A.

     Mr. Axel de Broqueville has held his present position since May 12, 1989. Prior to that time he was General Manager of Petrofina S.A. for at least the preceding five-year period. He was Vice President of the Company from April 16, 1980 until October 31, 1983 managing the Company's supply and transportation needs.

     Mr. Haddock was elected President and Chief Executive Officer effective January 1, 1989, having served as Executive Vice President and Chief Operating Officer since June 1986. Prior to that time he was an officer and a director of Esso Eastern, an Exxon subsidiary, for the preceding three years.

     Mr. Pierre Jungels has held his present position since May 8, 1987. Prior to that time he was Managing Director of Petrofina-United Kingdom for at least the preceding five-year period.

     Mr. Meek was first elected Chairman of the Board of the Company in October 1984. He was President and Chief Executive Officer from April 1983 to June 1986. Prior to that time, he was President and Chief Operating Officer since 1976. Mr. Meek retired from active employment with the Company on June 1, 1989. He served as a Commissioner of the Public Utility Commission of Texas from November 1989 to April 1992.

     Mr. Mitchell retired as Vice-Chairman of Celanese Corporation in June 1986. He was a director of Celanese Corporation from June 1977 to February 1987. In addition, he is a director of McGean-Rohco, Inc., The Orvis Company, Inc. and Dubois National Bank.

     Mr. Treen is of Counsel to the law firms of Deutsch, Kerrigan & Stiles, New Orleans, and O'Connor & Hannan, Washington, D.C. In 1980, he was elected to and served as the Governor of the State of Louisiana until 1984. Prior to 1980, he served as a member of Congress from the Third District of Louisiana. During 1994 Deutsch, Kerrigan & Stiles performed certain limited legal services for the Company and may continue to perform similar services during the current year.

     Mr. Vieira is Chief Executive Officer and Managing Director of Fina PLC and was Executive Director of Petrofina S.A. since May 11, 1990. For at least the preceding five-year period he served as Senior Vice President of Petrofina S.A.

MEETING AND DIRECTOR COMPENSATION INFORMATION

     The Board of Directors in 1994 held five regular meetings and four consent meetings. All directors other than Messrs. Cornelis, Vieira, de Broqueville and Jungels attended at least 75% of the total number of meetings of the Board of Directors and committee meetings of which they were members during their terms of service. None of the directors who did not attend at least 75% of the meetings, other than Mr. Cornelis, served on any committee of the Board of Directors. The Company currently pays $1,000 to directors for each Board of Directors' meeting attended and $1,000 to committee members for each committee meeting attended. During 1994, Directors who were not active employees of the Company received a fee equalling $1,334 per month.

     The Board of Directors has an Audit Committee, which in 1994 consisted of Messrs. Treen and Mitchell. The Committee met two times in 1994 to review with the Company's independent public accountants the Company's accounting procedures and the Company's audit.

     The Board of Directors also has a Compensation Committee, which in 1994 consisted of Messrs. Treen, Mitchell and Cornelis. The Committee held two meetings in 1994 to review the Company's salaries, bonuses and benefits for officers and other key employees.

     The Board of Directors does not have a nominating committee. The Board of Directors nominates the Directors to Represent the Class A Common Stockholders. Petrofina Delaware, Incorporated advises the Board of its nominees to represent the Class B Common Stock.

INFORMATION CONCERNING OFFICERS

     Mr. Ron W. Haddock was elected President and Chief Executive Officer effective January 1, 1989, having served as Executive Vice President and Chief Operating Officer since June 1986. Prior to that time he was an officer and a director of Esso Eastern, an Exxon subsidiary, for at least the previous three-year period.

     Mr. Paul D. Meek was elected Chairman of the Board in October 1984 having served as President and Chief Executive Officer from April 1983 to June 1986. He served as President and Chief Operating Officer since 1976, and was a Vice President of the Company from 1968 to 1976. He is now retired from active employment with the Company. He served as a Commissioner of the Public Utility Commission of Texas from November 1989 to April 1992.

     Mr. Yves Bercy was elected Vice President and Chief Financial Officer effective July 1, 1993 and was additionally elected as Treasurer in April 1994. He is also a director and Vice President of Petrofina Delaware, Incorporated. Prior to that time he was Executive Assistant to the principal financial officer of Petrofina S.A. since 1991 and served as principal accounting officer of Petrofina S.A. beginning in 1985.

     Mr. Cullen M. Godfrey was elected Vice President, Secretary and General Counsel effective August 1, 1990. Prior to that time he was Assistant Secretary of the Company since April 1987, and was Assistant General Counsel since 1982. He has also managed the Company's Security Department since August 1990 and Public Affairs Department since July 1994.

     Mr. M. J. Couch was elected as Vice President in April 1984. His principal duties in fiscal 1994 were to the supply and transportation facets of the business. He formerly served as General Manager of Supply and Transportation and Manager of Raw Materials since joining the Company in 1977.

     Mr. H. Patrick Jack was elected Vice President in August 1989. From February 1985 Mr. Jack was General Manager of Chemicals Marketing until his promotion. His principal duty is to manage the chemicals business of the Company.

     Mr. Henry J. Lartigue, Jr. was elected as Vice President in January 1989. He retired from employment July 1, 1994. His principal duty in fiscal 1994 was to manage Public Affairs and Planning. For at least the previous five-year period he was manager of Public Affairs for Exxon Company, U.S.A.

     Mr. Neil A. Smoak was elected Vice President in April 1986. Prior to that time he was the manager of the Oklahoma City regional exploration and production office since 1983. His principal duty is to manage the exploration and production activities of the Company.

     Mr. Glenn E. Selvidge was elected Vice President in February 1978. He retired from employment July 1, 1994. He was responsible for career development for management and employees.

     Mr. S. Robert West was elected Vice President in May 1983 and served additionally as Controller from May 1983 through December 1991. His principal duty is to manage the Information Systems and Internal Audit Departments of the Company. Additionally, he is responsible for training and development.

     Mr. James D. Grier was elected Controller effective January 1, 1992, and is the principal accounting officer of the Company. He was formerly a partner with the accounting firm of KPMG Peat Marwick LLP for at least the preceding five-year period.

     Mr. Brendan M. O'Connor was elected Treasurer in April 1985. He resigned in April 1994. His principal duty was to perform the duties of the Treasurer.

     Ms. Linda Middleton was elected Assistant Secretary in August 1984. Her principal duty is to assist the Corporate Secretary.

     Pursuant to 405(a) of Regulation S-K, the Company has learned from an examination of Form 4's that no officers or directors filed late reports on Form 4 in 1994.

INFORMATION CONCERNING CUMULATIVE TOTAL RETURN

       COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCK PRICE AND DIVIDEND
              PERFORMANCE OF COMPANY, PEER GROUP AND BROAD MARKET

                                                                   AMERICAN
      MEASUREMENT PERIOD                         PETROLEUM          STOCK
    (FISCAL YEAR COVERED)        FINA, INC.       REFINING         EXCHANGE
1989                               100.00          100.00          100.00
1990                               113.50          106.19           84.80
1991                               102.06          114.07          104.45
1992                                91.94          112.89          105.88
1993                               110.17          135.62          125.79
1994                               115.24          144.68          111.12

     The chart above reflects the price and dividend performance of the Company's Class A Common Stock relative to the composite of American Stock Exchange companies and to all companies listed in the Standard Industry Classification (SIC) Code 2911 composite of "Petroleum Refining" companies. SIC Code 2911 is comprised of approximately 52 companies including Exxon Corp., Ashland Oil Inc., Kerr McGee Corp., Chevron Corp., Atlantic Richfield Company, Mobil Corp. and Phillips Petroleum Co. The base year of 1989 is held constant at 100 with all dividends paid and market increases added each year. If a company paid no dividends and had no increase in market value since 1989, its base of 100 would not change.

     Each data point has been weighted for the market capitalization of the companies comprising SIC Code 2911. A copy of a listing of all companies comprising the group will be provided without charge to any security holder upon request to the Company.

EXECUTIVE COMPENSATION

     The following tabulation sets forth the aggregate compensation paid or accrued during the fiscal year ended December 31, 1994, to the President and Chief Executive Officer and each of the four highest paid executive officers for services to the Company and its subsidiaries:

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                                            ----------------------------------
                               ANNUAL COMPENSATION                 AWARDS
                          -----------------------------     ---------------------      PAYOUTS
                                                  (E)                                  -------     (I)
                                                -------        (F)                               -------
       (A)                                       OTHER      ----------     (G)           (H)       ALL
- -----------------           (C)         (D)     ANNUAL      RESTRICTED   --------      -------    OTHER
    NAME AND        (B)   -------     -------   COMPEN-       STOCK      OPTIONS/       LTIP     COMPEN-
    PRINCIPAL      -----  SALARY       BONUS    SATION       AWARD(S)      SARS        PAYOUTS   SATION
    POSITION       YEAR     ($)         ($)       ($)          ($)        (#)(1)       ($)(2)      ($)
- -----------------  -----  -------     -------   -------     ----------   --------      -------   -------
Ron W. Haddock      1994  478,872     135,000        --         --            --            --   33,591 (3)
President and       1993  479,182      80,000        --         --            --            --   23,674
  Chief Executive   1992  479,525          --    36,515(4)      --            --            --   24,524
  Officer

Neil A. Smoak       1994  249,119      50,000        --         --            --            --   17,758 (5)
Vice President      1993  247,357      35,000        --         --            --            --   19,533
                    1992  242,454          --        --         --            --            --   18,393

H. Patrick Jack     1994  219,518      80,000        --         --            --            --   15,051 (6)
Vice President      1993  203,512      40,000        --         --            --            --   16,043
                    1992  197,019          --        --         --            --            --   14,495

Michael J. Couch    1994  197,017      50,000        --         --            --            --   13,702 (7)
Vice President      1993  195,403      18,000        --         --            --            --   15,555
                    1992  188,774          --        --         --            --            --   15,006

Yves Bercy          1994  212,180      25,000        --         --            --            --    1,408 (8)
Vice President,     1993  112,071      13,000        --         --            --            --      391
  Chief Financial   1992       --          --        --         --            --            --       --
  Officer and
  Treasurer

- ---------------

 (1) No options were awarded during the three-year period.

 (2) The Company does not have a long-term incentive plan tied to Company performance.

 (3) Includes the following for fiscal 1994: $18,412 under the Company's restoration plan, life insurance over $50,000 of $3,790, management life insurance under a universal life insurance policy of $2,389 and the Company's $9,000 matching contribution to the 401(k) plan.

 (4) Gain on a nonqualified stock option of FINA, Inc. Class A Common Stock calculated as the spread between option price and market price.

 (5) Includes the following for fiscal 1994: $5,691 under the Company's restoration plan, reimbursement of $275 tax preparation fee, life insurance over $50,000 of $1,128, management life insurance under a universal life insurance policy of $1,664 and the Company's $9,000 matching contribution to the 401(k) plan.

 (6) Includes the following for fiscal 1994: $4,127 under the Company's restoration plan, life insurance over $50,000 of $569, management life insurance under a universal life insurance policy of $1,355 and the Company's $9,000 matching contribution to the 401(k) plan.

 (7) Includes the following for fiscal 1994: $2,837 under the Company's restoration plan, life insurance over $50,000 of $504, management life insurance under a universal life insurance policy of $1,361 and the Company's $9,000 matching contribution to the 401(k) plan.

 (8) This amount is entirely attributable to imputed interest on an automobile loan in the principal amount of $15,000.

     Amounts are not included for pension plan (described herein) contributions per employee or officers as a group since such contributions cannot be separately and individually calculated and no contribution was due by the Company to the Pension Plan for 1994. Compensation used to determine benefits under the plan for employees is a formula based for base salary on average total compensation for the highest three consecutive years of the last ten years of employment prior to retirement and the highest five consecutive years of the last ten years as to bonus. The Company also has a Phantom Share Plan which payments are described below under "Phantom Share Plan." The individuals included in the Summary Compensation Table are not participants in the Phantom Share Plan.

     In March 1991, an affiliate of the Company's majority security holder, Petrofina S.A., sold 500 bonds valued at 10,000 BF each (app. $294.30 each at time of issuance) to Ron W. Haddock. The affiliate arranged for a financial institution to loan the amount needed to purchase the bonds to the buyers. The interest rate paid on the bonds by the affiliate to the buyer is nearly equal to the interest rate charged by the bank to buyers, and is considered a nominal gain, if any. There is an expected gain from the warrants which accompanied each bond. Each warrant allows the buyer to purchase two shares of the affiliate's common stock at 10,254 BF each through 1996. The stock is restricted from trading for 2 years. The market price on January 27, 1995 of the affiliate's common stock was 9,400 BF each (app. $293.73 each). No gain has occurred.

     An agreement providing supplemental retirement benefits between the Company and Ron W. Haddock provided that upon retirement at age 55 or later, his retirement benefit will equal 1.6% of base salary and bonuses over any thirty-six consecutive month period out of the ten-year period preceding retirement during which such earnings are the highest multiplied by the number of completed years of service to the industry from June 11, 1963 to his date of retirement from the Company. The agreement was amended in fiscal 1993 to vest these benefits immediately. This determined benefit will then be reduced by a portion of social security benefits, annuities payable by a previous employer, benefits from the Company's Pension Plan and retirement benefits from the Company's Excess Benefit Plan. Amounts payable hereunder are currently undeterminable. Under this arrangement, the supplemental benefit which would have been owed by the Company in fiscal 1994 was $102,794.

     In 1994 the Company provided certain employees with automobiles and club memberships for use in the Company's business. Beginning January 1, 1985, nonessential automobiles were deleted from the fleet. Currently, no officers or directors are furnished automobiles. Records are kept to conform to the provisions of the Deficit Reduction Act of 1984. Such officers and employees may, from time to time, make incidental personal use of club facilities, but the Company does not require such individuals to maintain records with respect thereto. The Company provided income tax preparation service by its independent public accountants to Messrs. Meek, Bercy, Godfrey, Grier, Smoak and West in 1994 and reimbursed Mr. Haddock for expenses associated with income tax preparation. The amounts set forth above as compensation do not reflect personal benefits which may have been derived by officers and directors. After reasonable inquiry, the Company has concluded that the amounts involved, if they could be accurately determined, would be less than $50,000 in the case of each officer or director.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is appointed by the Board of Directors in April of each year. Currently, and during 1994, there were three members of the Committee. Mr. David C. Treen, an outside director, is Chairman of the Committee and has served in this capacity since April 1985. Additional members are Mr. Robert L. Mitchell, an outside director, and Mr. Francois Cornelis, an executive of Petrofina S.A. and former employee of the Company. The members of the Committee have served since at least 1990. There were no transactions with management or other items required to be disclosed under Item 404 of Regulation S-K with respect to the Committee members except as to David C. Treen who is of counsel to the law firm of Deutsch, Kerrigan & Stiles, which firm received payments of $91,593 in fiscal 1994.

  Compensation Philosophy and Objectives

     The Company's total compensation philosophy for executives is to provide a competitively based program with an overall objective of creating value for the Company's shareholders. The compensation program is designed and administered to achieve the following objectives: (a) to maintain a stable, successful management team motivated to provide good long-term shareholder returns; (b) to reward executives based on Company performance, as well as individual performance, with a significant portion of executive compensation "at risk", particularly for senior executives; and (c) to provide a compensation system that appropriately balances short-term and long-term considerations.

  Compensation Components

     For fiscal 1994, the Company's compensation program consisted of (i) base salary (ii) cash bonuses (iii) matching contributions under the FINA Capital Accumulation Plan, a 401(k) plan, "the FINA Plan", and (iv) contributions under a restoration plan.

     Base Salary -- The base salary levels of Executive Officers are reviewed annually each April to determine whether they are competitive by comparison with information from a peer group of companies that participate in the "Petroleum Industry Executive Compensation Comparison" (hereinafter referred to as PIECC) survey group. The PIECC companies are closely aligned to the asset/revenue size of the Company and aligned by industry. The SIC code companies used in the performance graph range broadly in asset/revenue size and are not grouped by this criteria as are PIECC companies. There are 27 PIECC companies including:
Amerada Hess, Anadarko Petroleum, Diamond Shamrock, Enron Oil & Gas, Freeport McMoRan Oil & Gas, Kerr McGee, Maxus Energy, Meridian Oil, Oryx Energy, Placid Oil, Sonat Exploration, Tesoro Petroleum, and Valero Energy. The Chairman of the Committee, or his designee, receives a memorandum from the President and Chief Executive Officer as to salary recommendations for the Vice Presidents, Controller and Department Heads reporting to the Chief Executive Officer. This recommendation has been previously reviewed and approved by the majority security holder. After action by the Compensation Committee, the salaries and bonuses are subject to approval by the Board of Directors. There was no modification or rejection in any material way by the Board of Directors of any decision of the Compensation Committee.

     An executive's base salary is heavily weighted by individual, functional (line-of-business or area of administration) performance and level and scope of responsibility. Executive Officers of the Company received no increase in base salary in fiscal 1994 except Mr. Jack received an approximate 8% increase. Although the overall competitive position of base salaries was below the PIECC companies officers, the financial performance of the Company was the factor in determining no raises, other than for Mr. Jack, in 1994 and nominal raises in 1993. Base salaries for the Company's Executive Officers, including the named

Executive Officers, are generally at or below the average of the surveyed data. Mr. Jack's salary was adjusted due to his extremely low positioning against the PIECC group.

     Cash Bonuses -- The Compensation Committee determines, on an annual basis, whether or not to recommend and the amount of any bonuses to Executive Officers. For fiscal 1994, a bonus fund or pool of $2.2 million was established for all employees including Executive Officers. The pool size was determined by competitive trends, retention needs and discretionary judgment of the Board and majority security holder.

     After the pool was determined, individual bonus awards for each position were established. While bonuses for fiscal 1994 were improved from the prior year, they were still conservative compared to the market average short-term incentive, and adjusted solely based on individual performance as viewed by the Chief Executive Officer, after consultation with committee members. Various individual performance factors were considered including tenure, promotability and operating responsibilities within the Company. The Chief Executive Officer then presented the recommended award amounts to the Compensation Committee after they had been reviewed and approved by the majority security holder. After action by the Compensation Committee, the salaries and bonuses are subject to approval by the Board of Directors. There was no modification or rejection in any material way by the Board of Directors of any decision of the Compensation Committee.

     Deferred Compensation -- In fiscal 1994, FINA had no executive deferred compensation plan other than (i) the FINA Plan, a 401(k) qualified plan provided to all then formally eligible employees, as defined in the plan document and
(ii) a restoration plan which restores pension and Fina Plan benefits to executives and employees reaching the maximum permitted by law, currently $150,000 of salary. The FINA Plan is a broad-based pre-tax savings plan which qualifies under 401(k) of the Internal Revenue Code permitting eligible employees, not just executives, to defer a portion of their compensation and encourage savings to provide additional financial security for the future.

  CEO Compensation

     Mr. Ron W. Haddock has been President and Chief Executive Officer since 1989, and the offices of Chief Executive Officer and President have been combined throughout that time. Only one salary is paid for the combined positions. Mr. Haddock's compensation package takes into account the relationship of the Company to Petrofina S.A. Annually, Mr. Haddock's salary is reviewed in light of the Company's financial results rather than utilizing the PIECC survey used for other executives. Mr. Haddock did not receive a salary increase in 1993 or 1994. With progressively improving financial results resulting in bonus pools in 1993 and 1994, Mr. Haddock received a cash bonus at the end of 1993 and early in 1995. Mr. Haddock's bonuses were a function of the size of the pool, but the Compensation Committee also gave subjective consideration to Mr. Haddock's experience, level and scope of responsibilities, and his overall contribution to the success of the Company.

  Options and Long-Term Incentives

     FINA granted no long-term incentives in 1994 and has no active plan. The most recent stock option plan of the Company expired by its terms in 1989. Options at $70.50 were awarded to Executive Officers and employees on a discretionary basis prior to expiration. The price of the last grant was $70.50 and is at or near market price at the date of this report.

  Summary

     The Compensation Committee believes that the combination of base salary and bonuses based upon individual and corporate performance provides a program which attracts and retains key executives. The Company's financial performance allowed making improvements to the competitive position of bonus payments of the Executive Officers in fiscal 1994. Bonus payments are directly related to the financial performance of the Company, i.e., net earnings. The performance of the Company for fiscal 1993 was a net of more than $70 million and earnings per common share were greater than $4.00. The performance of the Company for fiscal 1994 was a net of more than $100 million and earnings per common share were greater than $6.00. There were no targets set for performance of the Company as to salaries or other executive compensation.

Dated: February 23, 1995

          /s/  DAVID C. TREEN                             /s/  FRANCOIS CORNELIS
             David C. Treen,                                  Francois Cornelis,
   Chairman of the Compensation Committee            Member of the Compensation Committee

                          /s/  ROBERT L. MITCHELL
                              Robert L. Mitchell,
                           Member of the Compensation
                                   Committee

     Inapplicability of the $1 Million Deduction Limit. Recently enacted Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to Executive Officers to $1 million annually, unless certain requirements are met. No modification of compensation programs is necessary as no Executive Officer's compensation approaches $1 million annually.

     Transactions with Management and Others. The law firm of Deutsch, Kerrigan and Stiles received payments of $91,593 during fiscal 1994. One director, David
C. Treen, is of counsel to the firm.

     Although the Company has joint venture interests with the majority security holder and affiliates of Petrofina S.A., only administrative officers are common to both companies, i.e. the Chief Financial Officer, General Counsel and Secretary. A description of the joint ventures is under the caption "Transactions with Security Holders" herein.

     Compensation Committee Interlocks and Insider Participation. Mr. Francois Cornelis is a member of the Compensation Committee. He is an executive of an affiliate, Petrofina S.A., currently serving as Chief Executive Officer and Vice Chairman.

     Pension Plan. The FINA Pension Plan ("Pension Plan") covers employees of FINA, Inc. and certain subsidiaries. There were no amendments to the Pension Plan during 1994.

     An eligible employee begins to participate in the Pension Plan on the first day of the month coincident with or next following completion of twelve consecutive months of employment during which at least 1,000 hours of service are credited to such employee. Pursuant to the Tax Reform Act of 1986, the Company has elected to fully vest participants after five years of service. The pension formula is offset by up to 50% of an employee's social security primary insurance amount payable at age 65.

     A participant reaches normal retirement age upon attainment of his 65th birthday. Married participants normally elect a joint and survivor annuity as the method of receipt for benefits. Unmarried participants and those with spousal consent may elect a benefit payable for their lifetime only or a reduced benefit may be shared with an eligible beneficiary.

     The following table shows annual retirement benefits under the Pension Plan for participants retiring at age 65 in 1996 based on the highest 36 consecutive months of salary and bonus during the previous ten years, and years of participation, and using the social security tax base through December 31, 1994, as shown:

          Retiring at age 65 in 1996. Highest 36 consecutive monthly compensation during the previous ten years ending December 31, 1994. Social Security tax base through December 31, 1994.

          The table below is set forth by compensation levels and increases in existing compensation of a person will move them to the next level.

                          ANNUAL RETIREMENT BENEFITS
- ------------------------------------------------------------------------------
                                     YEARS OF PARTICIPATION
FINAL AVERAGE     ------------------------------------------------------------
COMPENSATION      15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
- -------------     --------     --------     --------     --------     --------
  $  50,000       $  9,181     $ 12,241     $ 15,302     $ 18,362     $ 21,777
     75,000         15,368       20,491       25,614       30,737       36,215
    100,000         21,556       28,741       35,927       43,112       50,652
    150,000**       33,931       45,241       56,552       67,862       79,527
    200,000**       46,306       61,741       77,177       92,612      108,402
    250,000**       58,681       78,241       97,802      117,362      137,277*
    300,000**       71,056       94,741      118,427      142,112*     166,152*
    350,000**       83,431      111,241      139,052*     166,862*     195,027*
    400,000**       95,806      127,741*     159,677*     191,612*     223,902*
    450,000**      108,181      144,241*     180,302*     216,362*     252,777*
    500,000**      120,556*     160,741*     200,927*     241,112*     281,652*
    600,000**      145,306*     193,741*     242,177*     290,612*     339,402*
    650,000**      157,681*     210,241*     262,802*     315,362*     368,277*
    700,000**      170,056*     226,741*     283,427*     340,112*     397,152*
    750,000**      182,431*     243,241*     304,052*     364,862*     426,027*

- ---------------
 * The maximum benefit limitation established by IRC Section 415(b) is $120,000 for 1995. Benefits exceeding this limitation would be paid through the Company's Restoration Plan which mirrors the Pension Plan in operation and participation. The Restoration (formerly the Excess Plan) has paid supplemental benefits only to executive officers, but was implemented to benefit those highly compensated employees whose pension benefit exceeds the IRC 415(b) limits.

** The covered compensation limit established by IRC Section 401(a)(17) is $150,000 for 1995. Pension benefits that are reduced due to this limitation would also be paid through the Company's Restoration Plan. The Restoration Plan has paid supplemental benefits to executive officers and one employee and was implemented to benefit those whose compensation exceeds the 401(a)(17) limits.

     The remuneration covered by the Pension Plan is composed of salaries and bonuses.

     Messrs. Haddock, Jack, Couch, and Smoak are vested under the Pension Plan with service credits of 8.5, 9.8, 17.9, and 11.0 years, respectively. Mr. Bercy is not vested.

     Fina Restoration Plan. Effective January 1, 1994, the Company adopted a plan designed to supplement those persons' pension and 401(k) plan benefits whose compensation exceeds the 401(a) limits. The plan was named the Fina Restoration Plan and effectively restores pension and 401(k) plan benefits to persons making $150,000 or more which otherwise would have been lost due to pay cap tax limits imposed by the Omnibus Budget Reconciliation Act. This plan is being implemented to benefit those whose compensation exceeds the 401(a)(17) limits and the 415(b) limits.

     The participant's benefit under this plan as to 401(k) compensatory related sums will be paid in a single, lump-sum distribution upon death, retirement or termination of employment for any reason. The pension related benefit can be paid as a lump sum under the same circumstances or can be annuitized over the lifetime of the person. The pension related benefit is subject to all conditions of the Fina Pension Plan.

     The amount of employer matching contributions and forfeitures that would have been attributed to the participant will be identified to the participant. Annual crediting will occur to a bookkeeping account as if shares of the Company's Class A Common Stock had been purchased with the dollar amount, although no actual shares of the Company's stock will be purchased or traded.

     In 1994, $43,563 was credited to officers' and employees' accounts.

     Employee Thrift Plan. The FINA Capital Accumulation Plan ("FINA Plan"), a 401(k) plan, was renamed in 1991. The Board of Directors adopted the FINA Plan as described below in April 1991. The FINA Plan has been substantially in the same form since June 1988 and is described in the following text. In January 1993 the existing plan was amended to recognize service for purposes of participant vesting based upon length of employment as opposed to length of participation in the Plan.

     In June 1988, the Board of Directors approved an amendment to the FINA Plan, then known as the Thrift and Employee Stock Ownership Plan of American Petrofina, Incorporated, which provided that: (1) the plan, as amended, was renamed the Thrift Plan of American Petrofina, Incorporated, (2) the participants' interests in the PAYSOP provision was spun off to a separate new plan named American Petrofina, Incorporated PAYSOP and Trust (the PAYSOP), and
(3) the PAYSOP was then terminated effective July 31, 1988, with the participants' interests distributed in cash, stock, or transferred into the FINA Plan. No amendments to the FINA Plan were made in 1989 or in 1990.

     Effective January 1, 1984, the former Thrift Plan for Employees of American Petrofina, Incorporated and the former Employee Stock Ownership Plan of American Petrofina, Incorporated were combined and renamed "The Thrift and Employee Stock Ownership Plan of American Petrofina, Incorporated." A 401(k) feature was added to the FINA Plan allowing employees to invest up to 10% of their basic income on a tax-deferred basis and allowing employees to purchase Petrofina S.A. common stock. A Registration Statement Form S-8 was filed to effect the FINA Plan which was approved by the Board of Directors on December 15, 1983.

     The FINA Plan allows participants to contribute up to 5% of basic earnings on an after-tax basis, up to 10% on a pre-tax basis, or a combination of pre-tax and after-tax contributions not exceeding 10%. The Company will contribute an equal amount up to the first 6% pre-tax of the participant's base income. Company contributions are invested in the Company's Class A Common Stock and/or Petrofina S.A. common stock at the election of the employee. The employee's contribution is invested at his or her direction in either of these stocks or in The Northern Trust Collective Short-Term Investment Fund, Wells Fargo U.S. Debt Index, American Balanced Fund, Wells Fargo Equity Index Fund or a global fund named New Perspective Fund.

     Stock Options. The employee Non-Qualified Stock Option Plan -- 1979 (the "1979 Plan") was adopted by the Board of Directors of the Company on August 7, 1979, ratified by the Company's security holders on April 16, 1980, and expired by its terms in August 1989. Under the 1979 Plan, in 1979, 1981, 1983, 1984 and 1988, 134,000 shares, 16,900 shares, 102,950 shares, 1,800 shares, and 42,550 shares, respectively, were granted to officers and employees of the Company and its subsidiaries. Of the 1979 and 1981 grants, 43,548 shares and 4,800 shares, respectively, were converted to Incentive Stock Options. The 1983 and 1984 grants were incentive stock option grants exclusively. The 1988 options granted were entirely non-qualified in composition. In addition to the options in the years noted above, an option was exclusively granted in 1986 to Ron W. Haddock for 5,000 shares at $47.125 per share which was fully exercised in 1992. All shares subject to the 1979 Plan are shares of the Company's Class A Common Stock.

     The 1979 Plan was amended in April 1984 at the Annual Meeting of Security Holders to (i) allow stock to be traded for its cash equivalent for option stock, (ii) allow the Board of Directors to issue Incentive Stock Options, and
(iii) impose a two-year holding period on stock issued pursuant to an Incentive Stock Option.

     No grants were made in 1994 as the 1979 Plan has expired, and no grant table is presented.

     The aggregated option exercises and year-end values of options held by the CEO and four most highly compensated executives follows in tabulation form:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF
                                                              UNEXERCISED          VALUE OF UNEXERCISED
                                SHARES                     OPTIONS AT FISCAL       IN-THE-MONEY OPTIONS
                               ACQUIRED                       YEAR-END (#)          AT FISCAL YEAR-END
                                  ON           VALUE       ------------------               ($)
                               EXERCISE       REALIZED        EXERCISABLE/       -------------------------
                                 (#)            ($)          UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
           NAME(A)               (B)            (C)               (D)                   (E)(1)
- ------------------------------ --------       --------     ------------------    -------------------------
Ron W. Haddock................     --              --       2,000     2,000/0        None in-the-money
Neil A. Smoak.................    400          $5,350(2)    1,000     1,000/0        None in-the-money
H. Patrick Jack...............     --              --         600       600/0        None in-the-money
Michael J. Couch..............     --              --         500       500/0        None in-the-money

- ---------------

(1) The options were granted at $70.50 and were not in-the-money on the date of preparation of this table.

(2) The option exercised consisted entirely of Class A Common Shares and the shares are not marketable for two years from the date of exercise. The gain was calculated based on market value on 6/13/94 of $73.50, and is not attributable to income in 1994 due to the indefinite nature of the gain at the future time when the shares become marketable.

     Phantom Share Plan. In 1979 the Board of Directors of the Company adopted a Phantom Share Plan under which senior management of the Company and designated subsidiaries ("Participants") may be credited with phantom shares ("Rights") at the discretion of a committee of the Board of Directors of the Company. During 1994 there were nine Participants. Upon retirement or termination of employment, or in other specified circumstances, a Participant will be entitled to receive for each phantom share credited to his account the excess, if any, of (a) the 20 day average market price per share of the Company's Class A Common Stock, plus dividends and other distributions paid on each share of such Class since such phantom share was credited to his account over (b) the price assigned to such phantom share by the Committee under the Phantom Share Plan at the time it was credited to his account. Such amount will generally be paid in cash over a five-year period. No grant or amendment has been made to the Phantom Share Plan since 1980.

     The increase in net value during 1994 of the unvested Rights for all Participants as a group was $3,548 (excluding basis). The formula used to calculate the annual increase or decrease in value is based on the change in annual market value per share, plus dividends per share, multiplied by the number of phantom share rights which remain unvested. No amounts were paid or distributed during the last fiscal year to the five persons named in the Summary Compensation Table.

                              SCHEDULE OF PAYMENTS

                               PHANTOM SHARE PLAN
(BASED ON RETIRED PARTICIPANTS ENTITLED TO RECEIVE CASH AS OF DECEMBER 31, 1994)

                1994...............................................  $37,146
                1995...............................................   24,210
                1996...............................................   24,210
                1997...............................................    7,966
                1998...............................................    7,966

RELATIONSHIP WITH INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP is the principal accountant selected by the Company. Representatives of such firm are expected to be present at the Annual Meeting of Security Holders, with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                    TO INCREASE AUTHORIZED COMMON STOCK AND
                       TO SPLIT OUTSTANDING COMMON STOCK
                           (ITEM 2 ON FORM OF PROXY)

     The Board of Directors recommends that the shareholders approve an amendment to the Company's Certificate of Incorporation which would reduce the par value of the Class A and Class B Common Stock (hereinafter "Common Stock") from $1 per share to fifty cents per share, effect a two-for-one stock split whereby each presently issued share of Common Stock, $1 par value per share, would be converted into two shares of Common Stock, fifty cents par value per share, and, in connection therewith, increase the number of authorized shares of Common Stock from 20,000,000 shares with a par value of $1 per share to 40,000,000 shares with a par value of fifty cents per share. A copy of the text of the proposed amendment is attached as Exhibit A to this Proxy Statement.

     If approved by the shareholders, and assuming that any regulatory approvals are obtained, the stock split would be effected by filing the amendment to the Articles of Incorporation, which would result in each holder of Common Stock of record at the close of business on a date to be determined by the Board of Directors receiving one additional share of Common Stock for each share of Common Stock held. All certificates outstanding on the record date would continue to be valid, and, after the filing of the amendment, would represent the same number of shares of Common Stock as they represented prior to the split. Such shares would be deemed to have a par value of fifty cents per share notwithstanding any statement to the contrary on the face of such certificates. Shareholders should not return their existing certificates to the Company or its transfer agent. Instead, shareholders should retain their certificates and would receive a new certificate for one additional share for each share held at the close of business on the record date. It is expected that new certificates would be mailed to shareholders shortly after the record date.

     The Company expects that any per share quarterly dividends declared or paid with respect to the Common Stock after the stock split would be reduced proportionately to give effect to the increased number of shares of Common Stock outstanding. The proposed stock split would not change the aggregate amounts of the Company's stated capital or surplus accounts, and would not affect the proportionate interest of any common shareholder or the ratio of issued common stock to authorized but unissued common stock. The amendment and the stock split would not change the powers, preferences or rights of the Common Stock.

Holders of Common Stock of the Company do not and would not have any preemptive rights to subscribe to or purchase any of the authorized shares of Common Stock.

     The Board of Directors has proposed the two-for-one stock split because the board believes that the split would result in a decrease in the market price of the Common Stock to a level at which the Common Stock would be more readily tradeable and accessible to a broader base of investors. A lower per-share price would enable investors to purchase "round lots" of the Company's Common Stock for a lower total price than is the case currently. It is expected that, at least initially, the trading price of the Common Stock on the exchanges would be reduced to approximately one-half the trading price immediately before the split. Shareholders should be aware, however, that brokerage charges and any applicable transfer taxes on sales and transfers of shares would be higher after the stock split on the same relative interest in the Company because that interest would be represented by a greater number of shares.

     In the opinion of the Company's tax counsel: (a) the stock split, if implemented, will result in no gain or loss to shareholders for federal income tax purposes, (b) the basis of the Common Stock, fifty cents par value, held by a shareholder after the stock split will be equal to the basis of the Common Stock, $1 par value, held before the split and (c) the holding period of the Common Stock, fifty cents par value, held after the stock split will include the period for which the Common Stock, $1 par value, held before the split was held, provided that the Common Stock, $1 par value, was held as a capital asset at the time of the split.

     Although the proposed increase in the number of authorized shares of Common Stock is greater than the number necessary to effect the proposed split, the ratio of shares of outstanding Class A Common Stock to shares of authorized Class A Common Stock would be the same after the split as before the split. This larger number of authorized shares would provide the Company some flexibility by making available additional shares of Common Stock that could be issued for other corporate purposes. At present, there are no plans for the issuance of additional shares of Common Stock other than pursuant to a Stock Option Plan. If the amendment is approved, the Company's outstanding stock options, and the number of shares reserved for issuance pursuant to employee benefit plans, will be adjusted as appropriate to reflect the stock split. Total reserves are less than 1% of the authorized Class A Common Stock. The unissued additional shares of Common Stock would be available for issuance in the future by the board of directors without further authorization by a vote of shareholders other than as required by applicable law and stock exchange rules.

     The Company will apply for listing on the American Stock Exchange, on which the Company's common shares are listed, of the additional shares of Common Stock that would be outstanding after the split.

     Financial statements are not included in this Proxy Statement as they are not material to a decision upon the proposed amendment and stock split.

     The board of directors recommends a vote FOR adoption of the proposed amendment to the Certificate of Incorporation. Such adoption will require the affirmative vote of the holders of a majority of the outstanding Common Stock of the Company. Proxies solicited hereby will be voted in favor of the proposed amendment unless shareholders specify otherwise in their proxies. If the amendment is adopted, the Company expects that, subject to any regulatory approvals, the amendment would be filed with the Secretary of State of the State of Delaware on a date shortly after the annual meeting of shareholders to be fixed by the board of directors and that the stock split would become effective at the close of business on the date of filing.

     THIS PROPOSAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF CLASS A AND CLASS B COMMON STOCK ENTITLED TO VOTE. THE MAJORITY SECURITY HOLDER HAS INDICATED THAT IT WILL VOTE IN FAVOR OF THE PROPOSAL THUS ENSURING ITS PASSAGE.

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

TRANSACTIONS WITH SECURITY HOLDERS

     The Company has a 50% interest in joint ventures with Petrofina Delaware, Incorporated ("PDI") in Texas and with Petrofina S.A. in Hong Kong which market chemicals in international trade. The Company sold chemicals aggregating $1,401,000 in 1994, $985,000 in 1993 and $6,447,000 in 1992 to the joint ventures.

     Accounts receivable include $10,719,000 and $3,996,000 at December 31, 1994 and 1993, respectively, from affiliates. Accounts payable include $6,539,000 and $8,817,000 at December 31, 1994 and 1993, respectively, to affiliates.

     Interest expense relating to borrowings from PDI was $13,916,000 in 1994, $28,565,000 in 1993, and $48,127,000 in 1992. Accrued liabilities include accrued interest of $791,000 and $3,580,000 at December 31, 1994 and 1993, respectively, which is payable to PDI for such borrowings.

     The Company purchased crude oil and natural gas aggregating $16,626,000 in 1994, $21,145,000 in 1993, and $8,879,000 in 1992 from PDI in the ordinary course of business.

     The Company purchased refined products and chemicals aggregating $34,963,000 in 1994, $50,992,000 in 1993, and $56,997,000 in 1992 from, and sold crude oil and chemicals aggregating $201,000 in 1994, $464,000 in 1993, and $465,000 in 1992 to Petrofina and its affiliates other than PDI in the ordinary course of business.

     The Company files a consolidated Federal income tax return with PDI and its affiliates. Under the terms of the tax sharing agreement with PDI, the Company is allocated Federal income taxes on a separate return basis.

                  SUBMISSION OF PROPOSALS BY SECURITY HOLDERS

     Proposals submitted by security holders of the Company should be mailed to the Secretary of FINA, Inc., P.O. Box 2159, Dallas, Texas 75221. In order for any security holder proposal to be included in the Company's proxy statement and form of proxy for the 1996 Annual Meeting of Security Holders, it must be received by the Company on or before November 16, 1995. The security holder must at the time the proposal is submitted be a record or beneficial owner of at least 1% or $1,000 in market value of securities and have held such securities for at least one year and continue to hold the securities through the date of the meeting.

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

                                    GENERAL

     The management does not know of any matters to be presented to the meeting other than those stated in the Notice of Meeting. If other matters do properly come before the meeting, the Proxy Committees will vote said proxy in accordance with their judgment in such matters.

     The solicitation of the accompanying form of proxy is made by the Company and the expenses in connection with the solicitation will be borne by the Company. In addition to the solicitation of proxies by mail, the Company may solicit proxies by telephone, telegraph, and personal interviews. Brokerage houses, custodians, nominees and fiduciaries may also be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for expenses incurred.

     THE COMPANY WILL PROVIDE UPON REQUEST AND WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR 1994.

                                                         FINA, INC.

                                                     CULLEN M. GODFREY
                                                         Secretary

Dated: March 7, 1995

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

                                   EXHIBIT A

                   AMENDMENT TO CERTIFICATE OF INCORPORATION

     RESOLVED, That Article FOURTH of the Certificate of Incorporation of the Company be partially amended in that the first paragraph shall be amended as follows:

     FOURTH: 1. The total number of shares of all classes of capital stock which the corporation shall have authority to issue is FORTY-FOUR MILLION (44,000,000) shares, of which FOUR MILLION (4,000,000) shares shall be preferred stock of the par value of $1.00 per share (hereinafter called "Preferred Stock") and FORTY MILLION (40,000,000) shares shall be shares of common stock of the par value of fifty cents per share (hereinafter called "Common Stock") which shall be divided into two classes as follows:

     (a) THIRTY-EIGHT MILLION (38,000,000) shares of Class A Common Stock, and

     (b) TWO MILLION (2,000,000) shares of Class B Common Stock.

     Upon the effectiveness of the amendments contained in the Articles of Amendment (the "Effective Date"), each share of Common Stock of the Corporation issued at the close of business on the Effective Date shall be reclassified, changed and converted into two shares of Common Stock without change in the aggregate amount of capital represented by the issued shares, such two-for-one split to be accomplished by issuing to each holder of the Corporation's Common Stock of record at the close of business on the Effective Date a certificate or certificates at the rate of one additional share of Common Stock for each share of the Common Stock held of record on the stock transfer records of the Corporation at the close of business on the Effective Date.

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